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                                                                     Exhibit 4.1

                          AMENDMENT TO RIGHTS AGREEMENT



         This Amendment (this "Amendment") to the Rights Agreement, dated as of November 2, 1998 (the "Rights Agreement"), between AMLI Residential Properties Trust, a Maryland real estate investment trust (the "Company"), and Harris Trust and Savings Bank, as Rights Agent, is made and entered into as of October 23, 2005.

         WHEREAS, concurrently herewith the Company is entering into that certain Agreement and Plan of Merger, dated October 23, 2005 (the "Merger Agreement"), by and among Prime Property Fund, LLC, a Delaware limited liability company, Atom Acquisition LLC, a Delaware limited liability company, Atom Acquisition Partners, L.P., a Delaware limited partnership, the Company and AMLI Residential Properties, L.P., a Delaware limited partnership, pursuant to which the Company will be merged with and into Purchaser Acquisition Entity;

         WHEREAS, Section 27 of the Rights Agreement provides that, prior to any Person becoming an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of the Rights Certificates to make any provisions with respect to the Rights as the Company may deem necessary or desirable;

         WHEREAS, as of the time immediately prior to this Amendment, no Person has become an Acquiring Person for purpose of the Rights Agreement; and

         WHEREAS, the Board of Trustees of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement and has directed that the Rights Agreement be amended as provided herein pursuant to Section 27 of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         1. Section 1 of the Rights Agreement shall be supplemented by adding the following definitions:

         "Merger" shall have the meaning specified in the Merger Agreement.

         "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated October 23, 2005, as amended from time to time, by and among Prime Property Fund, LLC, a Delaware limited liability company ("Purchaser"), Atom Acquisition LLC, a Delaware limited liability company ("Purchaser Acquisition Entity"), Atom Acquisition Partners, L.P., a Delaware limited partnership ("Purchaser Acquisition LP" and, together with Purchaser and Purchaser Acquisition Entity, the "Purchaser Parties"), the Company and AMLI Residential Properties, L.P., a Delaware limited partnership.

         "Voting Agreement" shall mean that certain Voting Agreement, dated as of October 23, 2005, as amended from time to time, between the Purchaser and the shareholders party thereto, entered into in connection with the transactions contemplated by the Merger Agreement.

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         2. The definition of "Acquiring Person" as set forth in Section 1 of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

         "Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Purchaser Parties nor any of their respective Affiliates or Associates shall be deemed an "Acquiring Person" by reason of (A) the execution and delivery of the Merger Agreement or any amendment thereto, (B) the execution and delivery of the Voting Agreement or any amendment thereto, (C) the transactions and agreements contemplated by the Merger Agreement (including, without limitation, the Merger) or by the Voting Agreement or (D) the public announcement of any of the foregoing (each of (A) through (D), a "Merger Event")."

         3. The definition of "Triggering Event" as set forth in Section 1 of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

         "Notwithstanding the foregoing or anything to the contrary in this Agreement, no Merger Event shall constitute a Triggering Event."

         4. Section 3(a) of the Rights Agreement shall be supplemented to include the following provision at the end of such subsection:

         "Notwithstanding the foregoing or anything to the contrary in this Agreement, no Merger Event shall trigger, and the date or dates thereof shall not constitute, a Distribution Date under this Agreement or require the issuance of Right Certificates hereunder."

         5. The Rights Agreement is hereby further amended by adding the following Section 36, to appear immediately following Section 35 of the Rights
Agreement:

         "Section 36. SPECIFIED EXCEPTION; TERMINATION. Notwithstanding anything to the contrary in this Agreement, (i) no Person shall become an Acquiring Person or shall be deemed to have become an Acquiring Person, (ii) no Distribution Date, Stock Acquisition Date or Triggering Event shall occur or be deemed to have occurred and (iii) no other event or occurrence resulting in a triggering of rights of holders of Rights, or of obligations of the Company (including, without limitation, any obligation to issue Rights Certificates or to provide notice to holders of Rights), under the Rights Agreement shall occur or be deemed to have occurred, in each case by reason of any Merger Event. This Agreement and the Rights shall terminate, without any action by any party hereto, effective upon the Merger Effective Time (as defined in the Merger Agreement)."

         6. Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.

         7. Section 31 of the Rights Agreement is hereby incorporated by reference herein as if set forth herein.


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         8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.



                            [signature page follows]



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         IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and attested, all as of the day and year first written above.


                                        AMLI RESIDENTIAL PROPERTIES TRUST


                                        By:    /s/ Gregory T. Mutz
                                           -------------------------------
                                        Name:  Gregory T. Mutz
                                        Title: Chief Executive Officer
Attest:


By:    /s/ Charlotte Sparrow
   ------------------------------
Name:  Charlotte Sparrow
Title: Secretary




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